Exhibit 99.1
NEWS
RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
(512) 433-5210
FORESTAR REAL ESTATE GROUP
SPIN-OFF COMPLETED
     AUSTIN, TEXAS, December 31, 2007— Forestar Real Estate Group Inc. (NYSE: FOR) today announced the completion of its spin-off as an independent company from Temple-Inland Inc. Forestar will begin trading on the New York Stock Exchange today, trading under the symbol FOR.
     Forestar Real Estate Group is a growth company focused on maximizing long-term shareholder value through entitlement and development of real estate, realization of value from natural resources and accelerated growth through strategic and disciplined investment in real estate. The company currently has approximately 374,000 acres of real estate located primarily in growth corridors in the southern half of the United States. The company also owns oil and gas mineral interests in about 622,000 net mineral acres in Texas, Louisiana, Alabama and Georgia.
     In making the announcement, James M. DeCosmo, President and Chief Executive Officer of Forestar Real Estate Group Inc., said, “Our management team is excited about our spin-off from Temple-Inland Inc., and is committed to realizing the potential that exists as an independent company.”
About Forestar Real Estate Group
     Forestar Real Estate Group Inc. operates in two business segments: real estate and natural resources. The real estate segment owns directly or through ventures about 374,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 24 real estate projects representing about 27,000 acres currently in the entitlement process and 75 active development projects in seven states and 11 markets encompassing approximately 17,000 acres, comprised of about 30,000 residential lots and 1,900 commercial acres. The natural resources segment manages about 622,000 net acres of oil and gas mineral interests, sells wood fiber from its land primarily located in Georgia, and leases land for recreational uses. Forestar’s address on the World Wide Web is www. forestargroup.com.

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.